Exhibit 23.2


                         Independent Auditors' Consent


The Board of Directors
Oxford Health Plans (NJ), Inc.:

We consent to incorporation by reference in the registration statement (No. 333-37410) on post effective amendment No. 1 to Form S-1 on Form S-8 of AMERIGROUP Corpora tion of our report dated November 16, 1998, relating to the statements of revenues and expenses of contracts acquired of the Medicaid business of Oxford Health Plans (NJ), Inc. for the six months ended June 30, 1998, and the year ended December 31, 1997, which reports appear in AMERIGROUP Corporation's registration statement (No. 333-37410) on Form S-1.



/s/ KPMG LLP
Norfolk, Virginia
December 7, 2001